Exhibit 10.13
TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is entered into by and between Texas Capital Bancshares, Inc. (“TCBI”), affiliates, its subsidiaries, including Texas Capital Bank, (“TCB”) (TCBI and TCB collectively, the “Company”), and Julie Anderson (“Executive”). The Company and Executive are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Executive has been employed by the Company as the Chief Financial Officer of the Company;

WHEREAS, Executive and the Company previously entered into the Amended and Restated Executive Employment Agreement dated May 30, 2017 (“Employment Agreement”), which, except for the Surviving Provisions referenced below, expired by its terms on December 31, 2021;

WHEREAS, Executive and the Company entered into certain equity award agreements as set forth on Exhibit A hereto (collectively, the “Award Agreements”) relating to certain performance-based restricted stock units (“PRSUs”) and time-based restricted stock units (“RSUs”) that as of the date hereof our outstanding and unvested;

WHEREAS, Executive believes it is appropriate to transition her position as Chief Financial Officer of the Company to her successor effective January 1, 2022 and to separate from employment with the Company effective as of March 31, 2022 (the “Separation Date”);

WHEREAS, the Parties desire to set forth Executive’s separation benefits and obligations and to finally, fully and completely resolve all claims Executive may have arising from or during Executive’s employment, any benefits, bonuses and compensation connected with such employment and all other matters; and

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.End of Executive’s Employment. Executive agrees that during the period commencing on the Effective Date (defined in Section 16 below) and ending on the Separation Date, Executive will assist with the transition of Executive’s duties and responsibilities. Subject to compliance with this Section 1, Executive may, during this period, engage in job search activities and any other activities not prohibited by this Agreement, the Surviving Provisions, the Award Agreements, or the Company’s claw back and recoupment policy. Executive agrees, effective January 1, 2022, to voluntarily relinquish her position as Chief Financial Officer of the Company and resign as a member of any board of directors of the Company (or any of its affiliates or subsidiaries) on which Executive was serving immediately before January 1, 2022, and, effective on the Separation Date, separate from the Company. Executive’s employment with the Company will terminate on the Separation Date. Executive agrees that her services will be available to the Company as needed by the Company through the Separation Date and that Executive will be subject to the same standards of conduct and performance applicable to all officers and managers of the Company. All of Executive’s positions with the Company and its affiliates, including any officer positions, will terminate effective as of the Separation Date. Executive will execute all documents and take such further steps as may be required to effectuate such termination(s). Executive will not perform any work and will not make any representations or execute any documents, or take any other actions, on behalf of the Company as of the Separation Date. Nevertheless, Executive agrees to cooperate fully and aid, at the request of the Company, in the orderly transitioning of Executive’s duties and responsibilities to such other persons as the Company may designate and agrees to thoroughly and diligently perform those duties and actions which are necessary or appropriate, as determined by the Company, to cause such orderly transition. Executive acknowledges and agrees that Executive will receive no additional compensation for time spent assisting the Company under this Section 1 other than the compensation and benefits provided for in this Agreement. Executive agrees that this Agreement fully supersedes all prior agreements relating to Executive’s employment with the Company, except for the Surviving Provisions, the Award Agreements, and except for and subject to the Company’s claw back and recoupment policy.

2.Consideration.
(a)Through the Separation Date, Executive will continue to receive her base salary and other benefits as in effect at the end of 2021; provided, however, Executive will not receive any annual equity incentive grants in 2022 with respect to the fiscal year ending December 31, 2021.

(b)Provided that Executive materially complies with this Agreement and the Surviving Provisions and does not revoke this Agreement under Section 16, and executes the attached Exhibit B on (but not before) the Separation Date or within seven (7) days following the Separation Date and does not revoke it, in consideration of Executive’s execution of this Agreement and promises herein, including, without limitation, the release of claims against the Company, the Company will pay Executive the following:

(i)A cash payment equal to no less than $1,106,000.00 payable in one lump sum on April 1, 2022. Additionally, Executive will receive also receive a lump sum payment equal to 18 months COBRA coverage for Executive.

(ii)Continued vesting of certain PRSUs (as set forth and designated on Exhibit A as eligible for continued vesting) as if Executive had remained actively employed during the entire performance period applicable to each such award, subject to achievement of the applicable performance conditions. The Company agrees to provide Executive with written notice of the achievement of applicable performance metrics and targets and the vesting payment calculations with respect to a specific award at the same time (or as soon as administratively practicable after) the Company notifies its named executive officers of such achievement and calculations;

(iii)Continued vesting of certain RSUs (as set forth and designated on Exhibit A as eligible for continued vesting) in accordance with their terms, which will be converted into shares (or if cash-based, paid), at the same time and subject to the same terms as would have applied if Executive had remained employed during the entire vesting period that applies to each such award.

The Company will have no obligation to pay the amounts or provide the benefits described in this Section 2(b) unless Executive executes and does not revoke any portion of this Agreement and executes and does not revoke any portion of Exhibit B in accordance with the terms of this Agreement and Exhibit B. All amounts payable under this Section 2 will be subject to applicable taxes and withholdings. The amounts payable under this Section 2(b) will not be treated as compensation under the Company’s 401(k) Plan or any other retirement plan. Executive acknowledges and agrees that Executive is not otherwise entitled to the amounts and benefits set forth in this Section 2(b).
(c)Notwithstanding anything to the contrary contained herein, in the event that, before the Separation Date, the Company terminates Executive’s employment for Cause (as such term was defined in the Employment Agreement) or Executive voluntarily resigns (as such term was defined in the Employment Agreement), Executive will only receive her base salary through her last day of employment, any accrued but unused paid time off, and unreimbursed business expenses in accordance with the Company’s policies. Further, in the event Executive fails to timely execute this Agreement or Exhibit B, or revokes this Agreement in accordance with Section 16 below or Exhibit B in accordance with Section 6 of Exhibit B, Executive will only receive her base salary through her last day of employment or through the Separation Date (as applicable based on the type of termination of employment as set forth in this Section 2(c)), any accrued but unused paid time off, and unreimbursed business expenses in accordance with the Company’s policies.

(d)In the event of Executive’s death, either before or after March 31, 2022, her estate shall be entitled to the compensation and payments provided for in this Agreement, subject to her executor signing the necessary documents and taking any other actions required to meet the requirements of Executive set forth in this Agreement. Other than the compensation and payments provided for in this Agreement, Executive will not be entitled to any additional compensation, bonuses, payments, grants, options or benefits under any agreement or any benefit plan, long term incentive plan, short term incentive plan, severance plan or bonus or incentive program established by the Company.
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3.Release. In consideration of the promises of the Company provided herein, including, without limitation, the Company entering into this Agreement with the Executive, and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which Executive acknowledges, Executive, on Executive’s own behalf and on behalf of Executive’s agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Executive Releasing Parties”) hereby fully and forever waives, releases, extinguishes and discharges the Company and all of its affiliates, subsidiaries and each of their respective past, present and future parents, owners, officers, directors, shareholders, members, executives, employees, consultants, independent contractors, partners, agents, attorneys, advisers, insurers, fiduciaries, employee benefit plans, representatives, successors and assigns (each, a “Company Released Party” and collectively, the “Company Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, front pay, fringe benefits, reinstatement, reemployment, compensatory damages, punitive damages, or any other kind of damages, which any of the Executive Releasing Parties have, had or may have against any of the Company Released Parties relating to or arising out of any matter arising on or before the date this Agreement is executed by Executive. Such released Claims include, without limitation, all Claims arising from or relating to Executive’s employment with the Company or the termination of that employment relationship or any circumstances related thereto, the Employment Agreement, or any other matter, cause or thing whatsoever, including without limitation all Claims arising at law or equity or sounding in contract (express or implied) or tort, Claims arising by statute, common law or otherwise, Claims arising under any federal, state, county or local laws, of any jurisdiction, including, without limitation, Claims for wrongful discharge, libel, slander, breach of express or implied contract or implied covenant of good faith and fair dealing; Claims for alleged fraud, concealment, negligence, negligent misrepresentation, promissory estoppel, quantum meruit, intentional or negligent infliction of emotional distress, or violation of public policy; Claims for discrimination, retaliation, or sexual harassment; and Claims arising under any laws that prohibit age, sex, sexual orientation, race, national origin, color, disability, religion, veteran, workers’ compensation or any other form of discrimination, harassment, or retaliation, including, without limitation, Claims under the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §1981, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, the Occupational Safety and Health Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Labor Management Relations Act, the Immigration Reform and Control Act, the Texas Labor Code, the Texas Payday Law, the Texas Commission on Human Rights Act or Chapter 21, any statute or laws of the State of Texas, any other similar or equivalent federal or state laws, any other federal, state, local, municipal or common law whistleblower, discrimination or anti-retaliation statute law or ordinance, and any other Claims arising under state or federal law, as well as any expenses, costs or attorneys’ fees. Except as required by law, Executive agrees that Executive will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or claim before any court, agency or tribunal against the Company or any of the Company Released Parties arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment, the terms and conditions of Executive’s employment, or Executive’s separation from employment with the Company or any of the matters or Claims discharged and released in this Agreement. This release will not apply to (a) any of the Company’s obligations under this Agreement, or (b) Executive’s rights to indemnification and to legal counsel selected by and provided by the Company should claims be asserted against Executive that trigger such rights in carrying out her duties and by virtue of her employment with the Company
4.No Admission of Liability. This Agreement will not in any way be construed as an admission by the Company or Executive of any acts of wrongdoing or violation of any statute, law, or
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legal right. Rather, the Parties specifically deny and disclaim that either has any liability to the other, but are willing to enter this Agreement at this time to definitely resolve once and forever this matter and to avoid the costs, expense, and delay of litigation.
5.    Known Violations. Executive represents and warrants that Executive is not aware of any illegal acts committed by or on behalf of the Company and represents that, if Executive is or had been aware of any such conduct, that Executive has properly reported the same to a member of the executive leadership team in writing. Executive further represents and warrants that Executive is not aware of any (i) violations, allegations or claims that the Company has violated any federal, state, local or foreign law or regulation of any kind, or (ii) any facts, basis or circumstances relating to any alleged violations, allegations or claims that the Company has violated any federal, state, local or foreign law or regulation of any kind. If Executive learns of any such information, Executive will immediately inform the Company’s Chief Risk Officer or Chief Legal Officer.
6.    Return of Company Property. Within the earlier of three (3) days of the Separation Date or within three (3) days of any written request by the Company, Executive will, to the extent not previously returned or delivered, without copying or retaining any copies: (a) return all equipment, records, files, documents, data, computer programs, programs or other materials and property in Executive’s possession, custody or control which belong to the Company or any one or more of its affiliates, including, without limitation, all computer access codes, messaging devices, credit cards, cell phones, laptops, computers and related equipment, keys and access cards; and (b) deliver all original and copies of Confidential Information (defined in Section 6(b) of the Employment Agreement), notes, materials, records, reports, plans, data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise or on Executive’s personal computer or any other media) that relate or refer to (1) the Company or any one or more of its affiliates, or (2) the Company’s or any one or more of its affiliates’ financial information, financial data, financial statements, business information, strategies, sales, customers, suppliers, Confidential Information or similar information. Should Executive later discover additional items described or referenced in subsections (a) or (b) above, Executive will promptly notify the Company and within three (3) days of discovery of such additional items, return/deliver such items to the Company. Executive will not direct any other person or entity to, modify any items or property before their return to the Company, including, without limitation, by not deleting any data, files or other information from such items or property before they are returned to the Company.
7.    Non-Disclosure and Protective Covenants. Executive acknowledges and agrees to honor and abide by her non-disclosure, non-competition, non-solicitation and other obligations in Section 6 of the Employment Agreement (Section 6 and Section 10 of the Employment Agreement are referred to herein as the “Surviving Provisions” and the Parties agree that they survive the termination of the Employment Agreement) and Section 3 or Section 5 of the Award Agreements, as applicable based on the location of confidentiality and other restrictive covenants within such Award Agreements. Executive; however, is not prohibited from (a) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive provides the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive; (b) reporting possible violations of federal, state, or local law or regulation to any Governmental Agency or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; (c) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law initiated by any enforcement agency; or (d) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
8.     Cooperation. Executive hereby agrees to provide Executive’s full cooperation, at the reasonable request of the Company in all lawsuits, investigations or other legal, equitable or business matters or proceedings which involve any matters for which Executive worked on or had responsibility during Executive’s employment with the Company. Executive also agrees to reasonably be available to the Company and its representatives (including attorneys) to provide general advice or assistance as requested by the Company. This includes but is not limited to testifying (and preparing to testify) as a
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witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any investigation, litigation, claims or other disputed items involving the Company that relate to matters within the knowledge or responsibility of Executive. Specifically, Executive agrees (i) to meet with the Company’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party; and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives. Executive acknowledges and understands that Executive’s obligations of cooperation under this Section 8 are not limited in time and may include, but will not be limited to, the need for or availability for testimony. Executive will receive no additional compensation for time spent assisting the Company under this Section 8, other than the compensation and benefits provided for in this Agreement, except that if the time spent on preparing for and providing testimony for lawsuits exceeds more than four (4) hours per case, Executive will be compensated a daily rate of $1,400.
9. Agreement Not to Disparage. The Parties agrees that at all times after the date hereof neither will make any statement, whether verbally or in written form, or otherwise take any action that may reasonably be considered to disparage or impugn each other including the Company or any of its subsidiaries or affiliates; the management, practices, services, or reputation of the Company or any of its subsidiaries or affiliates; or any of the Company’s or any of its subsidiaries’ or affiliates’ employees, officers, directors, agents, or affiliates. Notwithstanding the foregoing, this Section 9 will not limit the rights of the Executive to provide truthful testimony or make truthful statements which are compelled by a court of competent jurisdiction, arbitrator, regulatory agency or other tribunal or investigative body in accordance with any applicable statute, rule or regulation.
10.    No Assignment of Claims. Executive represents that Executive has not transferred or assigned, to any person or entity, any claim involving the Company or the Company Released Parties, or any portion thereof or interest therein. The Parties acknowledge and agree that nothing in this Agreement will prohibit payment of any amounts due to Executive under this Agreement to Executive’s estate or legal guardian.
11.    Binding Effect of Agreement. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors, assigns, executors, administrators, heirs and estates. The Company Released Parties are third-party beneficiaries of this Agreement.
12.    Controlling Law. This Agreement will in all respects be interpreted, enforced, and governed under the laws of the State of Texas, without regard to any conflict of law principles. The Company and Executive agree that the language in this Agreement will, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, either of the Parties.
13.    Forum. Except as modified below, Section 10(b) of the Employment Agreement will govern any dispute relating to or arising out of this Agreement, except that the Company may seek injunctive relief in a court of law to enforce the non-disclosure and other covenants in Section 6 of the Employment Agreement or Section 3 or Section 5 of the Award Agreements, as applicable based on the location of confidentiality and other restrictive covenants within such Award Agreements. The Parties agree that Section 10(b) of the Employment Agreement is hereby amended to delete the second and third sentences of Section 10(b) (which, for purposes of clarity, such sentences concern the use of the American Arbitration Association and its rules and selection of an arbitrator) and replace those sentences with the following: The arbitration will be conducted by the Parties jointly selecting a single arbitrator, which arbitrator will be an attorney actively licensed in the State of Texas and board certified by the Texas Board of Legal Specialization in labor and employment law (“Board Certified Lawyer”). If the Parties cannot agree to an arbitrator, each Party will select a Board Certified Lawyer to serve as the Party’s representative in jointly selecting an arbitrator, which arbitrator will be a Board Certified Lawyer. Venue for the injunctive action or the Arbitration shall be in Dallas County, Texas.
14.    Severability. Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the
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remaining parts, terms or provisions of this Agreement will not be affected and such provisions will remain in full force and effect. Upon any finding by any government agency or court of competent jurisdiction that Section 3 above is illegal or invalid, Executive agrees to execute a valid and enforceable general release.
15.    Breach of Agreement. In the event Executive materially breaches any portion, or challenges the enforceability, of this Agreement, Section 6 of the Employment Agreement, or Section 3 or Section 5 of the Award Agreements, as applicable based on the location of confidentiality and other restrictive covenants within such Award Agreements the Company will notify Executive within 5 days of discovering such breach, and may, in its sole discretion (a) seek to recover all or any portion of the amounts in Section 2(b) already paid to Executive from the date of such breach; (b) to the extent any amount in Section 2(b) has not been paid to Executive in full, terminate and not pay the remaining amounts and Executive will not be entitled to receive any further payments; (c) seek to recover attorneys’ fees, expenses and costs the Company incurs in such action, and/or (d) seek to recover any and all other damages to which the Company may be entitled at law or in equity as a result of a breach of this Agreement or of any other agreements between the Executive and the Company.
16.    Knowing and Voluntary Waiver. Executive acknowledges that Executive has had an opportunity to review all aspects of this Agreement, the Company is advising and has advised Executive in writing (i.e., through this Agreement) to consult with an attorney of Executive’s own choosing at Executive’s cost regarding the effect of this Agreement, and Executive has had a reasonable opportunity to do so, if so desired. Executive understands it is Executive’s choice whether to enter into this Agreement and that Executive’s decision to do so is voluntary and is made knowingly. Executive acknowledges and understands that this Agreement specifically releases and waives all rights and claims Executive may have under the Age Discrimination in Employment Act (“ADEA”) prior to the date on which Executive signs this Agreement. Furthermore, Executive acknowledges that the promises and benefits provided for in Section 2(b) of this Agreement will be delayed until this Agreement and Exhibit B becomes effective, enforceable and irrevocable.
17.    Time for Consideration. Executive has knowingly and voluntarily entered into this Agreement, and acknowledges that Executive has been given a period of twenty-one (21) days from the date Executive received this Agreement to review and consider this Agreement before executing it. Executive understands that Executive has the right to use as much or as little of the twenty-one (21) day period as Executive wishes before executing this Agreement. Accordingly, Executive understands Executive may execute this Agreement as soon as Executive wishes to execute it within the twenty-one (21) day period. The signed Agreement must be returned to the Company, ATTN: Anna Alvarado, EVP, Chief Legal Officer and Corporate Secretary, 2000 McKinney Ave., Suite 700, Dallas, TX 75201, before the end of such twenty-one (21) day period. Executive further understands that Executive may revoke this Agreement within seven (7) days after signing it, in which case this Agreement and the obligations herein are null and void. Revocation is only effective if Executive delivers a written notice of revocation to the Company, ATTN: Anna Alvarado, EVP, Chief Legal Officer and Corporate Secretary, 2000 McKinney Ave., Suite 700, Dallas, TX 75201, within seven (7) days after the Executive executes the Agreement. Executive understands that the Company’s obligations under this Agreement do not become effective until after the seven (7) day revocation period has expired. This Agreement will become effective, enforceable and irrevocable on the eighth (8th) day after the date on which it is executed by Executive (the “Effective Date”).
18.    Entire Agreement. This Agreement, the Surviving Provisions, the Award Agreements, and Exhibit B (Form of Waiver and Release of Claims –Release) constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof, and fully supersede all prior and contemporaneous negotiations, understandings, representations, writings, discussions and/or agreements between the Parties, whether oral or written, pertaining to or concerning the subject matter of this Agreement, including, without limitation, the Employment Agreement. The Company and Executive acknowledge and agree that the Award Agreements will remain in full force and in effect after the Separation Date and that their respective obligations and duties thereunder are not in any way modified or superseded by this Agreement, except as otherwise provided specifically by Section 2 above. No oral statements or other prior written material not specifically incorporated into this Agreement will be of any force and effect, and no changes in or additions to this Agreement will be recognized, unless incorporated
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into this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all Parties to this Agreement.
19.    Disclaimer of Reliance. Except for the specific representations expressly made by the Company in this Agreement, Executive specifically disclaims that Executive is relying upon or has relied upon on any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Agreement. The Parties represent that they are relying solely and only on their own judgment in entering into this Agreement.
20.    No Waiver. Failure of the Company or Executive to exercise and/or delay in exercising any right, power or privilege in this Agreement will not operate as a waiver. No waiver of the Company’s or Executive’s rights hereunder will be effective unless it is in writing and signed by the other Party. The Company’s or Executive’s waiver of any provision of the Agreement will not constitute (i) a continuing waiver of that provision, or (ii) a waiver of any other provision of this Agreement. Furthermore, no waiver of any breach of any provision will be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.
21.    Counterparts. This Agreement may be executed by the Parties in multiple counterparts, whether or not all signatories appear on these counterparts (including via electronic signatures and exchange of PDF documents via email), each of which will be deemed an original, but all of which together will constitute one and the same instrument.
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PLEASE READ CAREFULLY – THIS AGREEMENT INCLUDES A RELEASE OF CLAIMS, INCLUDING A RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. BEFORE SIGNING THIS AGREEMENT, YOU MAY TAKE IT HOME, READ IT, AND CAREFULLY CONSIDER IT. IF YOU CHOOSE, DISCUSS THIS AGREEMENT WITH YOUR ATTORNEY (AT YOUR OWN EXPENSE).

MY SIGNATURE BELOW MEANS THAT I HAVE READ THIS AGREEMENT AND AGREE AND CONSENT TO ALL THE TERMS AND CONDITIONS CONTAINED IN THIS AGREEMENT.

ACCEPTED AND AGREED TO BY:

EXECUTIVE

___________________________________
Julie Anderson

___________________________________
Date

TEXAS CAPITAL BANCSHARES, INC.
TEXAS CAPITAL BANK

By:    _____________________________

Title:    _____________________________

Date:    _____________________________

Signature Page to

Transition Agreement

EXHIBIT A

AWARD AGREEMENTS

Award	Number of RSUs That Remain Eligible for Continued Vesting After the Separation Date
Restricted Stock Unit Award Agreement dated June 29, 2020 relating to 15,276 time-based restricted stock units.	15,276 restricted stock units will remain eligible to vest in accordance with the schedule set forth in the Award Agreement.
Performance Award Agreement dated June 29, 2020 relating to 5,246 time-based restricted stock units and 5,246 performance-based restricted stock units.
3,643 of the time-based restricted stock units will remain eligible to vest in 2023 in accordance with the Award Agreement.
3,643 of the performance-based restricted stock units will remain eligible to vest in 2023, subject to the attainment of applicable performance conditions and the terms of the Award Agreement.

Performance Award Agreement dated June 16, 2021 relating to 3,868 time-based restricted stock units and 3,868 performance-based restricted stock units
1,397 of the time-based restricted stock units will remain eligible to vest in 2024 in accordance with the Award Agreement.
1,397 of the performance-based restricted stock units will remain eligible to vest in 2024, subject to the attainment of applicable performance conditions and the terms of the Award Agreement.

Restricted Stock Unit Award Agreement dated June 1, 2021 relating to 720 time-based restricted stock units	720 restricted stock units will remain eligible to vest in accordance with the schedule set forth in the Award Agreement.

Any restricted stock units outstanding and unvested as of the Separation Date and not otherwise specified as eligible for continued vesting under this Exhibit A will be forfeited on the Separation Date. Any continued vesting provided by this Exhibit A is subject to Executive’s continued material compliance with the terms of the Agreement and the Award Agreement, including, without limitation, all Surviving Provisions.
For purposes of clarity, provided Executive remains employed through the Separation Date, the Performance Award Agreement granted on February 12, 2019 with respect to 4,813 time-based restricted stock units and 4,813 performance-based restricted stock units will remain eligible to vest in accordance with its terms in 2022, provided Executive remains employed through the applicable vesting date. Provided, however, that for purposes of Executive’s eligibility to continued vesting only, Executive will be deemed to “remain employed” after a termination of Executive by the Company without Cause.

Exhibit A to

Transition Agreement
Award Agreements

EXHIBIT B

FORM OF WAIVER AND RELEASE OF CLAIMS

RELEASE

    This Release (“Release”), effective as of the date described in Section 6 below (the “Effective Date”), is made and entered into by and between Julie Anderson (“Executive”) and Texas Capital Bancshares, Inc., (“TCBI”), affiliates, its subsidiaries, including Texas Capital Bank (“TCB”) (TCBI and TCB collectively, the “Company”). Terms used in this Release with initial capital letters that are not otherwise defined herein will have the meanings ascribed to such terms in the Transition Agreement and Release entered into January 1, 2022 by and between TCB and Executive (the “Agreement”).

    WHEREAS, Executive and the Company are parties to the Agreement; and

    WHEREAS, Section 2(b) of the Agreement provides that Executive is entitled to certain payments and benefits if she signs a release of claims agreement and does not revoke the release of claims agreement;

    NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and adequacy of which are acknowledged, Executive and the Company agree as follows:

1.    Release. In consideration of the mutual promises contained in the Agreement, including the Company’s promises to pay Executive consideration under Section 2(b) of the Agreement, which are in addition to anything of value to which Executive is already entitled, Executive, on behalf of herself, her heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Company and all of its parents, divisions, subsidiaries, affiliates, joint venture partners, partners, and related companies, and their present and former agents, executives, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns (collectively, the “Company Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may have against the Company Released Parties relating to or arising out of her employment, compensation and/or terms and/or conditions of employment, separation from employment, any terms of the Agreement in effect prior to the Separation Date, or any other thing or matter whatsoever up to and including the date the Executive signs this Release. This Release includes, without limitation, (i) claims at law or equity, or (ii) claims sounding in contract (express or implied) or tort, (iii) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, hostile work environment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act Amendments Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. § 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Genetic Information and Nondiscrimination Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, Section 1558 of the Patient Protection and Affordable Care Act of 2010, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Texas Commission on Human Rights Act or Chapter 21 of the Texas Labor Code (as amended and renamed from time to time), any federal, state, local or municipal whistleblower protection, wrongful discharge, anti-harassment, or anti-retaliation statute or ordinance, or any other federal, state, local, or municipal laws of any jurisdiction), (iv) claims arising under the Employee Retirement Income Security Act (except any employee benefits or employee participation rights as contained in the Agreement), or (v) any other statutory or common law claims related to or arising out of her employment, compensation and/or terms and/or conditions of employment, separation from employment, retirement, or any terms of the Agreement in effect up through the date of this Release’s execution by Executive. Executive further represents that, as of the date of Executive’s execution of this Release, Executive has not been the victim of any illegal or wrongful acts by the Company or any of the Company Released Parties, including, without limitation, discrimination, retaliation, harassment, or any other wrongful act based on any legally protected characteristic.

Exhibit B - to

Transition Agreement:
Form of Waiver and Release of Claims, Release

    2.    No Interference. Nothing in this Release or the Agreement is intended to interfere with Executive’s right to report possible violations of federal, state or local law or regulation to any governmental or law enforcement agency or entity, or to make other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Executive further acknowledges that nothing in this Release or the Agreement is intended to interfere with Executive’s right to file a claim or charge with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission (the “EEOC”), any state or local human rights commission, or any other government agency or entity. However, by executing this Release, Executive hereby waives the right to recover any damages or benefits in any proceeding Executive may bring before the EEOC, any state or local human rights commission, or any other government agency or entity or in any proceeding brought by the EEOC, any state or local human rights commission, or any other government agency or entity on Executive’s behalf with respect to any claim released in this Agreement; except that Executive does not waive any right to, and will not be precluded from seeking, any government issued award including any whistleblower award pursuant to Section 21F of the Securities Exchange Act of 1934 or similar provision.

    3.    No Admission of Liability. Executive understands and agrees that this Release will not in any way be construed as an admission by any of the Company Released Parties of any unlawful or wrongful acts whatsoever against Executive or any other person. The Company Released Parties specifically disclaim any liability to or wrongful acts against Executive or any other person.

    4.    Knowing and Voluntary Waiver. Executive acknowledges that Executive has had an opportunity to review all aspects of this Release, the Company is advising her in writing and has previously advised her in writing that she should consult an attorney of her own choosing regarding the effect of this Release, and Executive has had a reasonable opportunity to do so, if desired. Executive understands it is Executive’s choice whether to enter into this Release and that Executive’s decision to do so is voluntary and is made knowingly. Executive acknowledges and understands that this Release specifically releases and waives all rights and claims Executive may have under the Age Discrimination in Employment Act (“ADEA”) prior to the date on which Executive signs this Release.

5.    Time for Consideration. Executive acknowledges that she has been given a period of twenty-one (21) calendar days within which to review and consider the provisions of this Release. Executive understands that if she does not sign this Release before the twenty-one (21) calendar day period expires, the consideration provided for in Section 2(b) of the Agreement will be withdrawn automatically and the Company’s obligations in Section 2(b) of the Agreement will be null and void.

    6.    Revocation Period. Executive understands and acknowledges that she has seven (7) calendar days following her execution of this Release to revoke her acceptance of this Release, in which case the provisions in Section 2(b) of the Agreement are null and void. Revocation is only effective if Executive delivers a written notice of revocation to the Company, ATTN: Anna Alvarado, EVP, Chief Legal Officer and Corporate Secretary, 2000 McKinney Ave., Suite 700, Dallas, TX 75201, within seven (7) days after the Executive’s execution of this Release. Executive understands that the Company’s obligations under Section 2(b) of the Agreement do not become effective until after the seven (7) day revocation period has expired without Executive’s revocation. This Release will become effective, enforceable and irrevocable on the eighth (8th) day after the date on which it is executed by Executive (the “Effective Date”). If Executive does not revoke the Release within the revocation period, the Company will commence the payments under Section 2(b) of the Agreement in accordance with the terms of the Agreement.

    7.    No Prior Representations or Inducements; Entire Agreement. This Release sets forth the entire agreement between the Parties concerning the subject matter in this Release, and fully supersedes all prior agreements, promises, understandings, or representations between the Parties, whether oral or written, pertaining to the subject matter of this Release and Executive’s employment with the Company, apart from the Agreement, the Surviving Provisions, the Award Agreements, and the Company’s clawback and recoupment policy. The Company and Executive acknowledge and agree that the Award Agreements, the Surviving Provisions, the Company’s clawback and recoupment policy, and the Agreement remain in full force and in effect after the Separation Date and that their respective obligations and duties thereunder are not in any way modified or superseded by this Release. Executive represents

Exhibit B - to

Transition Agreement:
Form of Waiver and Release of Claims, Release

and acknowledges that in executing this Release, she does not rely, and has not relied, upon any prior oral or written communications, promises, statements, agreements, inducements, understandings or representations by the Company or any of the Company Released Parties, except as expressly contained in this Release or the Agreement. No oral statements or other prior written material not specifically incorporated into the Agreement, or this Release will be of any force and effect. The Parties are entering into this Release based on their own judgment.

    8.    Choice of Law. This Release will, in all respects, be interpreted, enforced, and governed under the laws of the State of Texas. Executive and the Company agree that the language of this Release will, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the Parties.

    9.    Venue.    Section 10(b) of the Employment Agreement as modified and amended by the Agreement will govern any dispute relating to or arising out of this Release.

    10.    Severability. The Company and Executive agree that should a court declare or determine that any provision of this Release is illegal or invalid, the validity of the remaining parts, terms or provisions of this Release will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Release.

    11.    Known Violations. Executive represents and warrants that Executive is not aware of any illegal acts committed by or on behalf of the Company and represents that if Executive is or had been aware of any such conduct, that Executive has properly reported the same to a member of the executive leadership team in writing. Executive further represents and warrants that Executive is not aware of any (i) violations, allegations or claims that the Company has violated any federal, state, local or foreign law or regulation of any kind, or (ii) any facts, basis or circumstances relating to any alleged violations, allegations or claims that the Company has violated any federal, state, local or foreign law or regulation of any kind. If Executive learns of any such information, Executive will immediately inform the Company’s Chief Risk Officer or the Chief Legal Officer.

    12.    Counterparts. The Company and Executive agree that this Release may be executed in any number of counterparts (including via electronic signatures and exchange of PDF documents via email), each of which will be deemed an original, but all of which together will be deemed one and the same instrument.

{Remainder of Page Intentionally Left Blank}

Exhibit B - to

Transition Agreement:
Form of Waiver and Release of Claims, Release

PLEASE READ CAREFULLY – THIS AGREEMENT INCLUDES A RELEASE OF CLAIMS, INCLUDING A RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. BEFORE SIGNING THIS AGREEMENT, YOU MAY TAKE IT HOME, READ IT, AND CAREFULLY CONSIDER IT. IF YOU CHOOSE, DISCUSS THIS AGREEMENT WITH YOUR ATTORNEY (AT YOUR OWN EXPENSE).

MY SIGNATURE BELOW MEANS THAT I HAVE READ THIS RELEASE AND AGREE AND CONSENT TO ALL THE TERMS AND CONDITIONS CONTAINED IN THIS RELEASE.

IN WITNESS WHEREOF, the Company and Executive hereto evidence their agreement by their signatures.

ACCEPTED AND AGREED TO BY:

EXECUTIVE

___________________________________
Julie Anderson

___________________________________
Date

TEXAS CAPITAL BANCSHARES, INC.
TEXAS CAPITAL BANK

By:    _____________________________

Title:    _____________________________

Date:    _____________________________

Exhibit B - to

Transition Agreement:
Form of Waiver and Release of Claims, Release